Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 1st QUARTER 2005 EPS

OF $0.11 PER DILUTED SHARE

CITY of INDUSTRY, CA, May 18, 2005 — Hot Topic, Inc. (Nasdaq National Market: HOTT) reported results for its first fiscal quarter (13 weeks) ended April 30, 2005.

Net income in the first quarter was $5.0 million or $0.11 per diluted share, compared to $5.3 million or $0.11 per diluted share for the comparable period last year. Net sales for the first quarter increased 17% to $149.8 million, from $128.1 million for the first quarter of fiscal 2004.

As previously reported, comparable store sales increased 0.9% for the quarter compared to an increase of 4.0% during the first quarter of fiscal 2004.

At the end of the first quarter, the Company operated 694 stores, including 87 Torrid stores, compared to 581 stores, including 52 Torrid stores, at the end of the first quarter of fiscal 2004.

A conference call to discuss first quarter results, business trends, and other matters will be conducted today at 4:30 PM Eastern time. The conference call number is 800-370-0869, and will be accessible to all interested parties. The conference call will also be webcast at www.companyboardroom.com. A replay will be available at 877-519-4471, pass code 5914323, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the Company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. The Company currently operates 615 Hot Topic stores in all 50 states and Puerto Rico, 91 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the Company’s SEC reports, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 29, 2005. Historical results achieved are not necessarily indicative of the future prospects of the Company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of IR 626-839-4681 x2173

HOT TOPIC, INC.

SUMMARY STATEMENTS OF INCOME

(Unaudited)

	First Quarter Ended
(In thousands, except per share amounts)	Apr. 30, 2005	May 1, 2004 (restated)
Net sales	$149,762	$128,143
Cost of goods sold, including buying, distribution and occupancy costs	98,597	83,958
Gross margin	51,165	44,185
Selling, general and administrative expenses	43,401	35,985
Operating income	7,764	8,200
Interest income-net	338	352
Income before income taxes	8,102	8,552
Provision for income taxes	3,103	3,275

Net income	$4,999	$5,277

Earnings per share
Basic	$0.11	$0.11
Diluted	$0.11	$0.11
Weighted average shares outstanding
Basic	44,748	48,019
Diluted	46,175	50,131

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Apr. 30, 2005	May 1, 2004 (restated)
Current Assets:
Cash, cash equivalents and short-term investments	$55,963	$86,271
Inventory	69,255	57,623
Prepaid expenses and other	12,567	11,089
Deferred tax assets	2,541	2,259
Total current assets	140,326	157,242

Leaseholds, fixtures and equipment – net	146,437	112,140
Deposits and other	246	193

Total assets	$287,009	$269,575

Current Liabilities:
Accounts payable	$18,862	$22,042
Accrued liabilities	29,637	22,913
Income taxes payable	2,224	2,305
Total current liabilities	50,723	47,260
Deferred rent	33,249	23,603
Deferred tax liability	6,076	1,657
Total liabilities	90,048	72,520
Shareholders’ equity	196,961	197,055

Total liabilities and shareholders’ equity	$287,009	$269,575

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	First Quarter Ended
	Apr. 30, 2005	May 1, 2004 (restated)
Depreciation and amortization	$6,897	$5,511
Capital expenditures	$16,998	$14,885
Number of stores open at end of period:
Hot Topic	607	529
Torrid	87	52
Total store square footage	1,271,100	1,044,700